Microsoft Word 10.0.4219;AMENDMENT NUMBER SEVEN
TO THE
COUNTRYWIDE FINANCIAL CORPORATION
1993 STOCK OPTION PLAN
(AS AMENDED AND RESTATED AS OF MARCH 27, 1996)

        Countrywide Financial Corporation, a Delaware corporation (the “Company”), pursuant to the power granted to it by Section 10 of the Countrywide Financial Corporation 1993 Stock Option Plan (the “Plan”), hereby amends the Plan to provide for the transfer of options incident to divorce.

1.   The text of Section 7.1 is deleted in its entirety and new text is inserted in its place as follows:

         "(a)   Non-transferability. No Option granted hereunder shall be transferred by the Optionee to whom granted otherwise then pursuant to a beneficiary designation made under Section 14(b) hereof or by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, in the case of Options not intended to constitute Incentive Stock Options under Internal Revenue Code Section 422, the Committee may, in its discretion, authorize all or a portion of the Options to be granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children (including step-children) or grandchildren of the Optionee (each such individual and the Optionee shall be referred to as an "Eligible Group Member"), (ii) a trust or trusts for the exclusive benefit of one or more Eligible Group Members or for the benefit of one or more Eligible Group Members and one or more organizations exempt from income tax and described in Code Section 501(c)(3), (iii) a partnership or similar vehicle in which such Eligible Group Members are the only partners or participants, (iv) an organization exempt from income tax and described in Code Section 501(c)(3) in which an Eligible Group Member is involved in either participation and/or management, or (v) pursuant to a qualified domestic relations order, as defined in the Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended, provided that (x) the instrument of transfer must be approved by the Company's Administrative Committee of Employee Benefits (the "Administrative Committee") or its designee, and (z) transferred Options shall not again be transferable other than by will or by the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Section 7(d) hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the periods, specified by such Section 7(d)."

[THE NEXT PAGE IS THE SIGNATURE PAGE]

        The Company has caused this Amendment to be signed by its duly authorized officer as of this 9th day of December, 2002.

Countrywide Financial Corporation

By: /s/ Anne McCallion Anne McCallion Managing Director, Chief Administrative Officer